SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            _________________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. )1

                             Vision Bancshares, Inc.

                                (Name of Issuer)

                          Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92832B106
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /   Rule 13d-1(b)
                  /X/   Rule 13d-1(c)
                  / /   Rule 13d-1(d)



--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Jeffrey A. Miller
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)  0
                                                    (b) |X|
--------------------------------------------------------------------------------
SEC USE ONLY

--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

--------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                            0
     SHARES
  BENEFICIALLY
   OWNED BY
     EACH
   REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                  SHARED VOTING POWER                                    139,600

--------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                       0

--------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                               139,600

--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             139,600


--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                           4.6%

--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Eric D. Jacobs
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  0
                                                       (b) |X|
--------------------------------------------------------------------------------
SEC USE ONLY

--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

--------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                            0
     SHARES
   BENEFICIALLY
    OWNED BY
     EACH
   REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                  SHARED VOTING POWER                                    139,600

--------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                       0

--------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                               139,600

--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             139,600


--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                           4.6%

--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
NAME OF REPORTING PERSONS: Miller & Jacobs Capital, L.L.C.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  13-3920489
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)   0
                                                  (b)  |X|
--------------------------------------------------------------------------------
SEC USE ONLY

--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION        U.S. Virgin Islands

--------------------------------------------------------------------------------
    NUMBER OF     SOLE VOTING POWER                                            0
     SHARES
   BENEFICIALLY
    OWNED BY
     EACH
   REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                  SHARED VOTING POWER                                    139,600

--------------------------------------------------------------------------------
                  SOLE DISPOSITIVE POWER                                       0

--------------------------------------------------------------------------------
                  SHARED DISPOSITIVE POWER                               139,600

--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             139,600


--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                           4.6%

--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*                                                    CO

--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a).  Name of Issuer:

                     Vision Bancshares, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                     2201 West 1st Street
                     Gulf Shores, Alabama 36542

Item 2(a).  Name of Persons Filing:

                     Jeffrey A. Miller
                     Eric D. Jacobs
                     Miller & Jacobs Capital, L.L.C.
                     (collectively, the "Reporting Persons")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                     The principal business address of the Reporting
                     Persons is:

                     P.O. Box 26039 Gallows Bay Station
                     Christiansted, St. Croix, USVI 00824


Item 2(c).  Citizenship:

                     Jeffrey A. Miller:  United States of America
                     Eric D. Jacobs:  United States of America
                     Miller & Jacobs Capital, L.L.C. is organized in the U.S. Virgin Islands


Item 2(d).  Title of Class of Securities:

                     Common Stock, $1.00 par value

Item 2(e).  CUSIP Number:

                     92832B106

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:      Not Applicable

                (a)       [ ] Broker or dealer registered under
                              Section 15 of the Exchange Act;

                (b)       [ ] Bank as defined in Section 3(a)(6) of
                              the Exchange Act;

                (c)       [ ] Insurance Company as defined in Section
                              3(a)(19) of the Exchange Act;

                (d)       [ ] Investment Company registered under
                              Section 8 of the Investment Company Exchange
                              Act;

                (e)       [ ] Investment Adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E);

                (f)       [ ] Employee Benefit Plan or Endowment Fund
                              in accordance with Rule 13d-1(b)(1)(ii)(F);

                (g)       [ ] Parent Holding Company or Control Person
                              in accordance with Rule 13d-1(b)(1)(ii)(G);

                (h)       [ ] Saving Association as defined in Section
                              3(b) of The Federal Deposit Insurance Act;

                (i)       [ ] Church Plan that is excluded from the
                              definition of an Investment Company under
                              Section 3(c)(14) of the Investment Company
                              Act;

                (j)       [ ] Group, in accordance with Rule
                              13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

            A. Jeffrey A. Miller

            (a)  Amount beneficially owned:                              139,600
            (b)  Percent of Class:                                          4.6%
            (c)   Number of shares as to which such person has:

                (i)  Sole power to vote or direct the vote:                    0
                (ii) Shared power to vote or to direct the vote:         139,600
                (iii)Sole power to dispose or direct the disposition of:       0
                (iv) Shared power to dispose or to direct the disposition of:
                                                                         139,600


            B. Eric D. Jacobs

            (a)  Amount beneficially owned:                              139,600
            (b)  Percent of Class:                                          4.6%

            (c)   Number of shares as to which such person has:

                (i)  Sole power to vote or direct the vote:                    0
                (ii) Shared power to vote or to direct the vote:         139,600
                (iii)Sole power to dispose or direct the disposition of:       0
                (iv) Shared power to dispose or to direct the disposition of:
                                                                         139,600


            C. Miller & Jacobs Capital, L.L.C.

            (a)  Amount beneficially owned:                              139,600
            (b)  Percent of Class:                                          4.6%
            (c)   Number of shares as to which such person has:

                (i)  Sole power to vote or direct the vote:                    0
                (ii) Shared power to vote or to direct the vote:         139,600
                (iii)Sole power to dispose or direct the disposition of:       0
                (iv) Shared power to dispose or to direct the disposition of:
                                                                         139,600


         As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Jeffrey A. Miller and Eric D. Jacobs beneficially own 139,600 shares of the Issuer's Common Stock ("Common Stock"), representing 4.6% of the Common Stock. Mr. Miller and Mr. Jacobs do not directly own any shares of Common Stock, but they do indirectly own 139,600 shares of Common Stock in their capacity as the sole managers and members of Miller & Jacobs Capital, L.L.C., a Virgin Islands limited liability company ("MJC"), which in turn (a) serves as the general partner for Acadia Fund I, L.P., a Delaware limited partnership ("Acadia LP") and (b) serves as investment manager for Cerulean Partners, Ltd., an exempt company incorporated in the Cayman Islands ("Cerulean").

Item 5.     Ownership of Five Percent or Less of a Class.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                     Each of Acadia LP and Cerulean have the right to receive dividends and the proceeds from the sale of the shares of Common Stock held by such person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                     Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                     Not Applicable


Item 9.     Notice of Dissolution of Group.

                     Not Applicable

Item 10.    Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

                                     /s/ Jeffrey A. Miller
                                     ---------------------
                                     Jeffrey A. Miller



                                     /s/ Eric D. Jacobs
                                     ------------------
                                     Eric D. Jacobs


                                     MILLER & JACOBS CAPITAL, L.L.C.


                                     By: /s/ Eric D. Jacobs
                                     ----------------------
                                     Name:  Eric D. Jacobs
                                     Title:  Managing Member




                                  EXHIBIT INDEX


Exhibits
--------

1. Joint Filing Agreement, dated February 14, 2005, amongst Jeffrey A. Miller, Eric D. Jacobs, and Miller & Jacobs Capital, L.L.C.

                                    EXHIBIT 1
                                    ---------




                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock of Vision Bancshares, Inc., is filed jointly, on behalf of each of them.

Dated:  February 14, 2005


                                     /s/ Jeffrey A. Miller
                                     ---------------------
                                     Jeffrey A. Miller



                                     /s/ Eric D. Jacobs
                                     ------------------
                                     Eric D. Jacobs



                                     MILLER & JACOBS CAPITAL, L.L.C.


                                     By: /s/ Eric D. Jacobs
                                     ----------------------
                                     Name:  Eric D. Jacobs
                                     Title:  Managing Member

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